Exhibit 99.1

Genworth Financial Announces Second Quarter 2019 Results

Net Income Of $168 Million And Adjusted Operating Income Of $204 Million

•	Merger Agreement With China Oceanwide Holdings Group Co., LTD (Oceanwide) Extended To No Later Than November 30, 2019; Actively Soliciting Interest In Genworth MI Canada

•	U.S. Mortgage Insurance (MI) Adjusted Operating Income Of $147 Million With $15.8 Billion In New Insurance Written (NIW) And Continued Strong Loss Performance

•	U.S. MI’s PMIERs[1] Sufficiency Ratio At 123 Percent, In Excess Of $650 Million Above The Revised Standards That Became Effective On March 31, 2019

•	Continued Strong Capital Levels In Canada And Australia MI With $58 Million In Capital Returned To The Holding Company

•	Continued Progress With Long Term Care Insurance (LTC) In Force Rate Actions In Line With Plan

•	Holding Company Cash & Liquid Assets Of $403 Million

Richmond, VA (July 30, 2019) – Genworth Financial, Inc. (NYSE: GNW) today reported results for the quarter ended June 30, 2019. The company reported net income2 of $168 million, or $0.33 per diluted share, in the second quarter of 2019, compared with net income of $190 million, or $0.38 per diluted share, in the second quarter of 2018. The company reported adjusted operating income3 of $204 million, or $0.40 per diluted share, in the second quarter of 2019, compared with adjusted operating income of $200 million, or $0.40 per diluted share, in the second quarter of 2018.

Strategic Update

Genworth and Oceanwide remain committed to the merger agreement and continue to work towards closing as soon as possible.

On June 30, 2019, Genworth and Oceanwide agreed to an eleventh waiver and extension of the merger agreement to a date not later than November 30, 2019. This waiver and agreement also

[1]	Private Mortgage Insurer Eligibility Requirements
[2]

Unless otherwise stated, all references in this press release to net income (loss), net income (loss) per share, adjusted operating income (loss), adjusted operating income (loss) per share and book value per share should be read as net income (loss) available to Genworth’s common stockholders, net income (loss) available to Genworth’s common stockholders per diluted share, adjusted operating income (loss) available to Genworth’s common stockholders, adjusted operating income (loss) available to Genworth’s common stockholders per diluted share and book value available to Genworth’s common stockholders per share, respectively.

[3]

This is a financial measure that is not calculated based on U.S. Generally Accepted Accounting Principles (Non-GAAP). See the Use of Non-GAAP Measures section of this press release for additional information.

stated that Oceanwide has agreed to allow Genworth to solicit interest for a potential disposition of its interest in Genworth MI Canada Inc. (Genworth Canada). In the absence of any substantive progress in discussions with Canadian regulators, the parties concluded that exploring disposition options for Genworth Canada is in their best interests to successfully complete the Oceanwide transaction. Since this announcement, Genworth has received expressions of interest for the Genworth Canada business and continues to work with its advisors to assess the best possible disposition strategy.

With respect to the Oceanwide transaction regulatory review process, the parties have received approvals from all necessary U.S. regulators. The parties are in discussion with certain regulators about the impact of the Genworth Canada disposition on their previously issued approvals for the Oceanwide transaction. Further, Oceanwide will need to receive clearance in China for currency conversion and the transfer of funds.

Genworth and Oceanwide remain committed to the capital investment plan under which Oceanwide and/or its affiliates will contribute an aggregate of $1.5 billion to Genworth over time following the consummation of the merger.

“The extension of the merger agreement provides us with the flexibility to explore our disposition options for Genworth Canada in order to facilitate the Oceanwide transaction and maximize value for Genworth’s stakeholders,” said Tom McInerney, president and CEO of Genworth. “I am pleased with the interest we have received for Genworth Canada, which is a well performing business as demonstrated by its consistent performance this quarter. We remain fully committed to the transaction with Oceanwide and continue to believe that it represents the greatest and most certain value for all Genworth stakeholders. We appreciate Oceanwide’s committed partnership and patience throughout this process and look forward to working towards the successful completion of our transaction.”

LU Zhiqiang, chairman of Oceanwide, added: “Oceanwide remains committed to the transaction at the original purchase price of $5.43 per share. We also remain committed to the $1.5 billion contribution to Genworth over time, following the consummation of the transaction. We look forward to closing the transaction as soon as possible so that we can bring certainty to Genworth stockholders and begin to realize the benefits of our merger.”

Financial Performance

Consolidated Net Income & Adjusted Operating Income
	Three months ended June 30
	2019		2018
(Amounts in millions, except per share)	Total	Per diluted share	Total	Per diluted share	Total % change
Net income available to Genworth’s common stockholders	$168	$0.33	$190	$0.38	(12)%
Adjusted operating income	$204	$0.40	$200	$0.40	2%
Weighted-average diluted shares	508.7		502.6

	As of June 30
	2019		2018
Book value per share		$27.32		$25.78
Book value per share, excluding accumulated other comprehensive income (loss)		$21.34		$21.14

Net investment losses, net of taxes and other adjustments, reduced net income by $35 million in the quarter, driven primarily by derivative losses and net mark-to-market losses from equity securities and limited partnerships. Net income in the second quarter of 2018 was reduced by net investment losses, net of taxes and other adjustments, of $10 million.

Net investment income was $852 million in the quarter, up from $829 million in the prior quarter and $828 million in the prior year. Net investment income increased compared to the prior quarter and the prior year primarily due to favorable prepayment speed adjustments on mortgage-backed securities and inflation impact on U.S. Government Treasury Inflation Protected Securities (TIPS). The reported yield and the core yield3 for the quarter were 4.82 percent and 4.74 percent, respectively, compared to 4.71 percent and 4.67 percent, respectively, in the prior quarter.

Genworth’s effective tax rate for the quarter was approximately 33 percent. This included $11 million of unfavorable charges related to the Global Intangible Low Taxed Income (GILTI) provision of the 2017 Tax Cuts and Jobs Act. These charges are reflected in Corporate and Other activities and are expected to continue throughout 2019 and into 2020, although a transaction involving the disposition of Genworth Canada would reduce future GILTI impacts. The effective tax rate was also increased by higher jurisdictional rates of foreign operations as well as the tax effect of forward starting swap gains settled prior to the change in the corporate tax rate, which will continue to be tax effected at 35 percent as they are amortized into net investment income.

Adjusted operating income (loss) results by business line are summarized in the table below:

Adjusted Operating Income (Loss)
(Amounts in millions)	Q2 19	Q1 19	Q2 18
U.S. Mortgage Insurance	$147	$124	$137
Canada Mortgage Insurance	41	41	46
Australia Mortgage Insurance	13	14	22
U.S. Life Insurance	66	(5)	57
Runoff	9	20	13
Corporate and Other	(72)	(73)	(75)

Total Adjusted Operating Income	$204	$121	$200

Adjusted operating income (loss) represents income (loss) from continuing operations excluding net investment gains (losses), gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions, restructuring costs and other adjustments, net of taxes. A reconciliation of net income to adjusted operating income is included at the end of this press release.

Unless specifically noted in the discussion of results for the MI businesses in Canada and Australia, references to percentage changes exclude the impact of translating foreign denominated activity into U.S. dollars (foreign exchange). Percentage changes, which include the impact of foreign exchange, are found in a table at the end of this press release.

U.S. Mortgage Insurance

Operating Metrics
(Dollar amounts in millions)	Q2 19	Q1 19	Q2 18
Adjusted operating income	$147	$124	$137
New insurance written
Primary Flow	$15,800	$9,600	$11,400
Loss ratio	—%	8%	(8)%

U.S. MI reported adjusted operating income of $147 million, U.S. MI’s highest quarterly adjusted operating income since the IPO4 of Genworth in 2004, compared with $124 million in the prior quarter and $137 million in the prior year. U.S. MI’s flow insurance in force increased 12 percent versus the prior year from strong NIW and persistency, driving continued growth in earned premiums, which exceeded $200 million. The loss ratio in the current quarter was zero, down eight points sequentially and up eight points from the prior year. Losses in the quarter included a favorable $10 million pre-tax reserve adjustment which reduced the loss ratio by five points. Prior year results included a favorable $28 million pre-tax reserve adjustment which reduced that period’s loss ratio by 15 points. Excluding the impact of reserve adjustments, losses continue to develop favorably with strong cure rates.

U.S. MI achieved $15.8 billion in flow NIW in the quarter, up 65 percent from the prior quarter driven primarily by a larger estimated mortgage insurance market, from a seasonally higher purchase originations market as well as a higher refinance originations market as rates have remained low. Flow NIW was up 39 percent versus the prior year driven by an estimated increase in the mortgage insurance market from both a higher purchase and refinance originations market as well as an estimated increase in market share with the continued roll-out of the company’s proprietary risk-based pricing engine, GenRATE, and selective participation in forward commitment transactions.

[4]	Initial Public Offering

Canada Mortgage Insurance

Operating Metrics
(Dollar amounts in millions)	Q2 19	Q1 19	Q2 18
Adjusted operating income	$41	$41	$46
New insurance written
Flow	$3,900	$2,200	$3,700
Bulk	$1,900	$700	$900
Loss ratio	15%	15%	15%

Canada MI reported adjusted operating income of $41 million, consistent with the prior quarter and compared to $46 million in the prior year. Compared to the prior year, results declined primarily due to higher taxes and unfavorable foreign exchange impacts. The loss ratio in the quarter was 15 percent, flat both sequentially and versus the prior year from lower levels of new delinquencies, net of cures, offset by a higher average reserve per delinquency, driven primarily from Alberta.

Flow NIW increased 77 percent5 sequentially from a seasonally larger originations market and increased 11 percent5 from the prior year primarily from a modestly larger originations market. Bulk NIW for the quarter increased versus the prior quarter and prior year driven by higher lender demand.

Australia Mortgage Insurance

Operating Metrics
(Dollar amounts in millions)	Q2 19	Q1 19	Q2 18
Adjusted operating income	$13	$14	$22
New insurance written
Flow	$3,700	$3,400	$3,700
Bulk	$1,200	$500	$900
Loss ratio	34%	34%	28%

Australia MI reported adjusted operating income of $13 million versus $14 million in the prior quarter and $22 million in the prior year. Results in the prior year were favorably impacted by approximately $4 million after-tax as a result of increased recognition of premiums driven by higher policy cancellations. The loss ratio in the quarter was 34 percent, flat sequentially and up six points from prior year primarily due to lower levels of earned premium from higher levels of policy cancellations in the prior year and seasoning of the in force portfolio.

Flow NIW was up 12 percent5 sequentially from a seasonally larger originations market and up eight percent5 from the prior year due to higher mortgage origination volume from certain key customers.

[5]	Percent change excludes the impact of foreign exchange.

U.S. Life Insurance

Adjusted Operating Income (Loss)
(Amounts in millions)	Q2 19	Q1 19	Q2 18
Long Term Care Insurance	$37	$(20)	$22
Life Insurance	10	(2)	4
Fixed Annuities	19	17	31

Total U.S. Life Insurance	$66	$(5)	$57

Long Term Care Insurance

Long term care insurance reported adjusted operating income of $37 million, compared with an adjusted operating loss of $20 million in the prior quarter and adjusted operating income of $22 million in the prior year. Compared to the prior quarter and prior year, results reflected higher earnings from in force rate actions and favorable benefit utilization, partially offset by growth in new claims. Compared to the prior year, results reflected favorable development on prior year incurred but not reported claims. Results also benefitted from seasonally higher claim terminations versus the prior quarter.

Life Insurance

Life insurance reported adjusted operating income of $10 million, compared with an adjusted operating loss of $2 million in the prior quarter and adjusted operating income of $4 million in the prior year. Current quarter results included a reinsurance correction and a refinement resulting in a net favorable after-tax impact of $17 million. Results versus the prior quarter and prior year reflected higher mortality and higher lapses resulting in higher amortization of deferred acquisition costs (DAC) primarily associated with larger 20-year level-premium term life insurance blocks entering their post-level premium periods. Results in the prior quarter also included an unfavorable after-tax impact of $11 million from model corrections.

Fixed Annuities

Fixed annuities reported adjusted operating income of $19 million, compared with $17 million in the prior quarter and $31 million in the prior year. Results included unfavorable charges of $4 million after-tax from loss recognition testing on the single premium immediate annuity block versus $13 million in the prior quarter. Results versus the prior quarter and prior year also reflected lower mortality in the single premium immediate annuity block.

Runoff

Runoff reported adjusted operating income of $9 million, compared with $20 million in the prior quarter and $13 million in the prior year. Results in the current quarter reflected impacts in the company’s variable annuity business from less favorable equity market performance and lower interest rates compared to the prior quarter and higher mortality compared to the prior quarter and prior year.

Corporate And Other

Corporate and Other reported an adjusted operating loss of $72 million, compared with $73 million in the prior quarter and $75 million in the prior year. Results in the current quarter reflected the previously mentioned unfavorable tax reform impacts related to GILTI. Results in the current quarter also reflected approximately $6 million of unfavorable tax timing adjustments required for interim reporting which, in addition to the $13 million in related tax expenses in the prior quarter, are expected to reverse by year-end.

Capital & Liquidity

Genworth maintains the following capital positions in its operating subsidiaries:

Key Capital & Liquidity Metrics
(Dollar amounts in millions)	Q2 19	Q1 19	Q2 18

U.S. MI
Consolidated Risk-To-Capital Ratio[6]	11.8:1	11.9:1	12.6:1
Genworth Mortgage Insurance Corporation Risk-To-Capital Ratio[6]	12.1:1	12.1:1	12.8:1
Private Mortgage Insurer Eligibility Requirements (PMIERs) Sufficiency Ratio6, [7]	123%	123%	129%
Canada MI
Mortgage Insurer Capital Adequacy Test (MICAT) Ratio6, [8]	169%	172%	170%
Australia MI
Prescribed Capital Amount (PCA) Ratio[6]	208%	201%	190%
U.S. Life Insurance Companies
Consolidated Risk-Based Capital (RBC) Ratio[6]	190%	195%	277%
Holding Company Cash and Liquid Assets [9], [10]	$403	$405	$622

Key Points

•	U.S. MI’s PMIERs sufficiency ratio is estimated to be 123 percent under the revised standards that became effective on March 31, 2019, in excess of $650 million above requirements;

•	Canada MI’s MICAT ratio is estimated to be 169 percent, above both the regulatory minimum requirement of 150 percent and the company’s operating range of 160 to 165 percent;

•

Australia MI’s PCA ratio increased sequentially to 208 percent, above the company’s target operating range of 132 to 144 percent. The increase in the quarter was driven primarily by lower required capital from policy cancellations and seasoning of the in force portfolio, partially offset by share repurchases during the quarter;

[6]	Company estimate for the second quarter of 2019 due to timing of the preparation and filing of statutory statements.
[7]

The PMIERs sufficiency ratio is calculated as available assets divided by required assets as defined within PMIERs. The current period PMIERs sufficiency ratio is an estimate due to the timing of the PMIERs filing for the U.S. mortgage insurance business. The periods ending June 30, 2019 and March 31, 2019 reflect the revised PMIERs standards effective March 31, 2019. As of June 30, 2019, March 31, 2019, and June 30, 2018, the PMIERs sufficiency ratios were in excess of $650 million, $600 million and $700 million, respectively, of available assets above the applicable PMIERs requirements.

[8]	MICAT requirements implemented January 1, 2019; the June 30, 2018 period reflects the Minimum Capital Test (MCT) ratio.
[9]	Holding company cash and liquid assets comprises assets held in Genworth Holdings, Inc. (the issuer of outstanding public debt) which is a wholly-owned subsidiary of Genworth Financial, Inc.
[10]

Genworth Holdings, Inc. had $358 million, $361 million and $547 million of cash, cash equivalents and restricted cash as of June 30, 2019, March 31, 2019 and June 30, 2018, respectively, which included approximately $7 million, $16 million and $16 million of restricted cash, respectively. Genworth Holdings, Inc. also held $45 million, $44 million and $75 million in U.S. government securities as of June 30, 2019, March 31, 2019 and June 30, 2018, respectively, which included $42 million, $37 million and $36 million, respectively, of restricted assets.

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The U.S. Life insurance companies’ consolidated RBC ratio is estimated to be approximately 190 percent, down from 195 percent in the prior quarter, with in force statutory earnings more than offset by increases in required capital primarily in variable annuities from lower interest rates and growth of new claims in LTC.

•

The holding company ended the quarter with $403 million of cash and liquid assets, which is approximately $100 million below the company’s target of two times expected annual debt interest payments excluding restricted cash and assets. Holding company cash is expected to benefit from the $1.5 billion of capital from Oceanwide after the closing of the transaction and would also benefit from any potential divestment in Genworth Canada.

About Genworth Financial

Genworth Financial, Inc. (NYSE: GNW) is a Fortune 500 insurance holding company committed to helping families achieve the dream of homeownership and address the financial challenges of aging through its leadership positions in mortgage insurance and long term care insurance. Headquartered in Richmond, Virginia, Genworth traces its roots back to 1871 and became a public company in 2004. For more information, visit genworth.com.

From time to time, Genworth releases important information via postings on its corporate website. Accordingly, investors and other interested parties are encouraged to enroll to receive automatic email alerts and Really Simple Syndication (RSS) feeds regarding new postings. Enrollment information is found under the “Investors” section of genworth.com. From time to time, Genworth’s publicly traded subsidiaries, Genworth MI Canada Inc. and Genworth Mortgage Insurance Australia Limited, separately release financial and other information about their operations. This information can be found at http://genworth.ca and http://www.genworth.com.au.

Conference Call And Financial Supplement Information

This press release and the second quarter 2019 financial supplement are now posted on the company’s website. Additional information regarding business results will be posted on the company’s website, http://investor.genworth.com, by 7:00 a.m. on July 31, 2019. Investors are encouraged to review these materials.

Genworth will conduct a conference call on July 31, 2019 at 8:00 a.m. (ET) to discuss business results and provide an update on strategic objectives, including the pending transaction with China Oceanwide Holdings

Group Co., Ltd. The conference call will be accessible via telephone and the Internet. The dial-in number for the conference call is 888 208.1820 or 323 794.2110 (outside the U.S.); conference ID # 3003632. To participate in the call by webcast, register at http://investor.genworth.com at least 15 minutes prior to the webcast to download and install any necessary software.

Replays of the call will be available through August 15, 2019 at 888 203.1112 or 719 457.0820 (outside the U.S.); conference ID # 3003632. The webcast will also be archived on the company’s website for one year.

Use of Non-GAAP Measures

This press release includes the non-GAAP financial measures entitled “adjusted operating income (loss)” and “adjusted operating income (loss) per share.” Adjusted operating income (loss) per share is derived from adjusted operating income (loss). The chief operating decision maker evaluates segment performance and allocates resources on the basis of adjusted operating income (loss). The company defines adjusted operating income (loss) as income (loss) from continuing operations excluding the after-tax effects of income (loss) attributable to noncontrolling interests, net investment gains (losses), goodwill impairments, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions, restructuring costs and infrequent or unusual non-operating items. Gains (losses) on insurance block transactions are defined as gains (losses) on the early extinguishment of non-recourse funding obligations, early termination fees for other financing restructuring and/or resulting gains (losses) on reinsurance restructuring for certain blocks of business. The company excludes net investment gains (losses) and infrequent or unusual non-operating items because the company does not consider them to be related to the operating performance of the company’s segments and Corporate and Other activities. A component of the company’s net investment gains (losses) is the result of impairments, the size and timing of which can vary significantly depending on market credit cycles. In addition, the size and timing of other investment gains (losses) can be subject to the company’s discretion and are influenced by market opportunities, as well as asset-liability matching considerations. Goodwill impairments, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions and restructuring costs are also excluded from adjusted operating income (loss) because, in the company’s opinion, they are not indicative of overall operating trends. Infrequent or unusual non-operating items are also excluded from adjusted operating income (loss) if, in the company’s opinion, they are not indicative of overall operating trends.

While some of these items may be significant components of net income (loss) available to Genworth Financial, Inc.’s common stockholders in accordance with U.S. GAAP, the company believes that adjusted operating income (loss) and measures that are derived from or incorporate adjusted operating income (loss), including adjusted operating income (loss) per share on a basic and diluted basis, are appropriate measures that are useful to investors because they identify the income (loss) attributable to the ongoing operations of the business. Management also uses adjusted operating income (loss) as a basis for determining awards and compensation for senior management and to evaluate performance on a basis comparable to that used by analysts. However, the items excluded from adjusted operating income (loss) have occurred in the past and could, and in some cases will, recur in the future. Adjusted operating income (loss) and adjusted operating income (loss) per share on a basic and diluted basis are not substitutes for net income (loss) available to Genworth Financial, Inc.’s common stockholders or net income (loss) available to Genworth Financial, Inc.’s common stockholders per share on a basic and diluted basis determined in accordance with U.S. GAAP. In addition, the company’s definition of adjusted operating income (loss) may differ from the definitions used by other companies.

In the first quarter of 2019, the company revised how it taxes the adjustments to reconcile net income (loss) available to Genworth Financial, Inc.’s common stockholders to adjusted operating income (loss) to align the tax rate used in the reconciliation to each segment’s local jurisdictional tax rate. Beginning in the first quarter of 2019, the company used a tax rate of 27 percent and 30 percent for its Canada and Australia Mortgage Insurance segments, respectively, to tax effect their adjustments. Its domestic segments remain at a 21 percent tax rate. In 2018, the company assumed a flat 21 percent tax rate on adjustments for all of its segments to reconcile net income (loss) available to Genworth Financial, Inc.’s common stockholders and adjusted operating income (loss). These adjustments are also net of the portion attributable to noncontrolling interests and net investment gains (losses) are adjusted for DAC and other intangible amortization and certain benefit reserves.

Prior year amounts have not been re-presented to reflect this revised presentation; however, the previous methodology would not have resulted in a materially different segment-level adjusted operating income (loss).

In the second quarter of 2019, the company recorded a pre-tax loss of $1 million, net of the portion attributable to noncontrolling interests, related to the early redemption of CAD$100 million of Genworth Canada senior notes originally scheduled to mature in June 2020. The company recorded a pre-tax expense of $4 million in the first quarter of 2019 related to restructuring costs as it continues to evaluate and appropriately size its organizational needs and expenses. There were no infrequent or unusual items excluded from adjusted operating income (loss) during the periods presented.

The tables at the end of this press release provide a reconciliation of net income available to Genworth Financial, Inc.’s common stockholders to adjusted operating income for the three months ended June 30, 2019 and 2018, as well as for the three months ended March 31, 2019, and reflect adjusted operating income (loss) as determined in accordance with accounting guidance related to segment reporting.

This press release includes the non-GAAP financial measure entitled “core yield” as a measure of investment yield. The company defines core yield as the investment yield adjusted for items that do not reflect the underlying performance of the investment portfolio. Management believes that analysis of core yield enhances understanding of the investment yield of the company. However, core yield is not a substitute for investment yield determined in accordance with U.S. GAAP. In addition, the company’s definition of core yield may differ from the definitions used by other companies. A reconciliation of reported U.S. GAAP yield to core yield is included in a table at the end of this press release.

Definition of Selected Operating Performance Measures

The company taxes its international businesses at their local jurisdictional tax rates and its domestic businesses at the U.S. corporate federal income tax rate of 21 percent. The company’s segment tax methodology applies the respective jurisdictional or domestic tax rate to the pre-tax income (loss) of each segment, which is then adjusted in each segment to reflect the tax attributes of items unique to that segment such as foreign withholding taxes and permanent differences between U.S. GAAP and local tax law. The difference between the consolidated provision for income taxes and the sum of the provision for income taxes in each segment is reflected in Corporate and Other activities.

The annually-determined tax rates and adjustments to each segment’s provision for income taxes are estimates which are subject to review and could change from year to year.

The company reports selected operating performance measures including “sales” and “insurance in force” or “risk in force” which are commonly used in the insurance industry as measures of operating performance.

Management regularly monitors and reports sales metrics as a measure of volume of new business generated in a period. Sales refer to new insurance written for mortgage insurance. Sales do not include renewal premiums on policies or contracts written during prior periods. The company considers new insurance written to be a measure of the company’s operating performance because it represents a measure of new sales of insurance policies during a specified period, rather than a measure of the company’s revenues or profitability during that period.

Management regularly monitors and reports insurance in force and risk in force. Insurance in force for the company’s mortgage insurance businesses is a measure of the aggregate original loan balance for outstanding insurance policies as of the respective reporting date. Risk in force for the company’s U.S. mortgage insurance business is based on the coverage percentage applied to the estimated current outstanding loan balance. For risk in force in the mortgage insurance businesses in Canada and Australia, the company has computed an “effective” risk in force amount, which recognizes that the loss on any particular loan will be reduced by the net proceeds received upon sale of the property. Effective risk in force has been calculated by applying to insurance in force a factor of 35 percent that represents the highest expected average per-claim payment for any one underwriting year over the life of the company’s mortgage insurance businesses in Canada and Australia. In Australia, the company has certain risk share arrangements where it provides pro-rata coverage of certain loans rather than 100 percent coverage. As a result, for loans with these risk share arrangements, the applicable pro-rata coverage amount provided is used when applying the factor. The company considers insurance in force and risk in force to be measures of its operating performance because they represent measures of the size of its business at a specific date which will generate revenues and profits in a future period, rather than measures of its revenues or profitability during that period.

Management also regularly monitors and reports a loss ratio for the company’s businesses. For the mortgage insurance businesses, the loss ratio is the ratio of benefits and other changes in policy reserves to net earned premiums. For the long term care insurance business, the loss ratio is the ratio of benefits and other changes in reserves less tabular interest on reserves less loss adjustment expenses to net earned premiums. The company considers the loss ratio to be a measure of underwriting performance in these businesses and helps to enhance the understanding of the operating performance of the businesses.

These operating performance measures enable the company to compare its operating performance across periods without regard to revenues or profitability related to policies or contracts sold in prior periods or from investments or other sources.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the company’s future business and financial performance. Examples of forward-looking statements include statements the company makes relating to the transactions with China Oceanwide Holdings Group Co., Ltd. (together with its affiliates, Oceanwide), the company’s discussions with regulators in connection therewith and any capital contribution resulting therefrom, as well as any statements regarding the potential disposition of the company’s interest in Genworth MI Canada Inc. (Genworth Canada). Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially from those in the forward-looking statements due to global political, economic, business, competitive, market, regulatory and other factors and risks, including, but not limited to, the following:

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risks related to the proposed transaction with Oceanwide including: the company’s inability to complete the transaction with Oceanwide in a timely manner or at all; the parties’ inability to obtain regulatory approvals, clearances or extensions, or the possibility that such regulatory approvals may further delay the transaction with Oceanwide or will not be received prior to November 30, 2019 (and either or both of the parties may not be willing to further waive their end date termination rights beyond November 30, 2019) or that materially burdensome or adverse regulatory conditions may be imposed or undesirable measures may be required in connection with any such regulatory approvals, clearances or extensions (including those conditions or measures that either or both of the parties may be unwilling to accept or undertake, as applicable) or that with continuing delays, circumstances may arise that make one or both parties unwilling to proceed with the transaction with Oceanwide or unable to comply with the conditions to existing regulatory approvals; the risk that the parties will not be able to obtain other regulatory approvals, clearances or extensions, including in connection with a potential alternative funding structure or the current geo-political environment, or that one or more regulators may rescind or fail to extend existing approvals, or that the revocation by one regulator of approvals will lead to the revocation of approvals by other regulators; the parties’ inability to obtain any necessary regulatory approvals, clearances or extensions for the post-closing capital plan; the risk that a condition to the closing of the transaction with Oceanwide may not be satisfied or that a condition to closing that is currently satisfied may not remain satisfied due to the delay in closing the transaction with Oceanwide; risks relating to any potential disposition of Genworth Canada that are similar to the foregoing, including regulatory, legal or contractual restrictions that may impede

Genworth’s ability to consummate a disposition of Genworth Canada, the right of Oceanwide to reject the terms of any Genworth Canada sale, in which case the parties will each have the right to terminate the Oceanwide transaction, as well as potential changes in market conditions generally or conditions relating to Genworth Canada’s industry or business that may impede any such sale; the risk that existing and potential legal proceedings may be instituted against the company in connection with the transaction with Oceanwide or the potential sale of Genworth Canada that may delay the transaction with Oceanwide, make it more costly or ultimately preclude it; the risk that the proposed transactions disrupt the company’s current plans and operations as a result of the announcement and consummation of the transactions; certain restrictions during the pendency of the transactions that may impact the company’s ability to pursue certain business opportunities or strategic transactions; continued availability of capital and financing to the company before, or in the absence of, the consummation of the transactions; further rating agency actions and downgrades in the company’s debt or financial strength ratings; changes in applicable laws or regulations; the company’s ability to recognize the anticipated benefits of the transactions; the amount of the costs, fees, expenses and other charges related to the transactions, including costs and expenses related to conditions imposed in connection with regulatory approvals or clearances, which may be material; the risks related to diverting management’s attention from the company’s ongoing business operations; the merger agreement may be terminated in circumstances that would require the company to pay Oceanwide a fee; the company’s ability to attract, recruit, retain and motivate current and prospective employees may be adversely affected; and disruptions and uncertainty relating to the transaction, whether or not it is completed, may harm the company’s relationships with its employees, customers, distributors, vendors or other business partners, and may result in a negative impact on the company’s business;

•

strategic risks in the event the proposed transaction with Oceanwide is not consummated including: the company’s inability to successfully execute alternative strategic plans to effectively address its current business challenges (including with respect to stabilizing its U.S. life insurance businesses, debt obligations, cost savings, ratings and capital); the company’s inability to attract buyers for any businesses or other assets it may seek to sell, or securities it may seek to issue, in each case, in a timely manner and on anticipated terms; failure to obtain any required regulatory, stockholder and/or noteholder approvals or consents for such alternative strategic plans, or the company’s challenges changing or being more costly or difficult to successfully address than currently anticipated or the benefits achieved being less than anticipated; inability to achieve anticipated cost-savings in a timely manner; and adverse tax or accounting charges; and the company’s ability to increase the capital needed in its mortgage insurance businesses in a timely manner and on anticipated terms, including through business performance, reinsurance or similar transactions, asset sales, securities offerings or otherwise, in each case as and when required;

•

risks relating to estimates, assumptions and valuations including: inadequate reserves and the need to increase reserves (including as a result of any changes the company may make in the future to its assumptions, methodologies or otherwise in connection with periodic or other reviews); risks related to the impact of the company’s annual review of assumptions and methodologies relating to its long term care insurance claim reserves and margin, including risks that additional information obtained in the future or other changes to assumptions or methodologies materially affect the company’s margins; inaccurate models; deviations from the company’s estimates and actuarial assumptions or other reasons in its long term care insurance, life insurance and/or annuity businesses; accelerated amortization of deferred acquisition costs (DAC) and present value of future profits (PVFP) (including as a result of any changes it may make to its assumptions, methodologies or otherwise in connection with periodic or other reviews); adverse impact on the company’s financial results as a result of projected profits followed by projected losses (as is currently the case with its long term care insurance business); adverse impact on the company’s results of operations, including the outcome of its annual review of the premium earnings pattern for its mortgage insurance businesses; and changes in valuation of fixed maturity and equity securities;

•

risks relating to economic, market and political conditions including: downturns and volatility in global economies and equity and credit markets; interest rates and changes in rates have adversely impacted, and may continue to materially adversely impact, the company’s business and profitability; deterioration in economic conditions or a decline in home prices that adversely affect the company’s loss experience in mortgage insurance; political and economic instability or changes in government policies; and fluctuations in foreign currency exchange rates and international securities markets;

•

regulatory and legal risks including: extensive regulation of the company’s businesses and changes in applicable laws and regulations (including changes to tax laws and regulations); litigation and regulatory investigations or other actions; dependence on dividends and other distributions from the company’s subsidiaries (particularly its international subsidiaries) and the inability of any subsidiaries to pay dividends or make other distributions to the company, including as a result of the performance of its subsidiaries and insurance, regulatory or corporate law restrictions; adverse change in regulatory requirements, including risk-based capital; changes in regulations adversely affecting the company’s international operations; inability to continue to maintain the private mortgage insurer eligibility requirements (PMIERs); inability of the company’s U.S. mortgage insurance subsidiaries to meet minimum statutory capital requirements; the influence of Federal National Mortgage Association (Fannie Mae), Federal Home Loan Mortgage Corporation (Freddie Mac) and a small number of large mortgage lenders on the U.S. mortgage insurance market and adverse changes to the role or structure of Fannie Mae and Freddie Mac; adverse changes in regulations affecting the company’s mortgage insurance businesses; inability to continue to implement actions to mitigate the impact of statutory reserve requirements; impact of additional regulations pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act; changes in tax laws; and changes in accounting and reporting standards;

•

liquidity, financial strength ratings, credit and counterparty risks including: insufficient internal sources to meet liquidity needs and limited or no access to capital (including the ability to obtain further financing under an additional secured term loan or credit facility); future adverse rating agency actions, including with respect to rating downgrades or potential downgrades or being put on review for potential downgrade, all of which could have adverse implications for the company, including with respect to key business relationships, product offerings, business results of operations, financial condition and capital needs, strategic plans, collateral obligations and availability and terms of hedging, reinsurance and borrowings; defaults by counterparties to reinsurance arrangements or derivative instruments; defaults or other events impacting the value of the company’s fixed maturity securities portfolio; and defaults on the company’s commercial mortgage loans or the mortgage loans underlying its investments in commercial mortgage-backed securities and volatility in performance;

•

operational risks including: inability to retain, attract and motivate qualified employees or senior management; ineffective or inadequate risk management in identifying, controlling or mitigating risks; reliance on, and loss of, key customer or distribution relationships; competition, including in the company’s mortgage insurance businesses from government and government-owned and government-sponsored enterprises (GSEs) offering mortgage insurance; the design and effectiveness of the company’s disclosure controls and procedures and internal control over financial reporting may not prevent all errors, misstatements or misrepresentations; and failure or any compromise of the security of the company’s computer systems, disaster recovery systems and business continuity plans and failures to safeguard, or breaches of, its confidential information;

•

insurance and product-related risks including: the company’s inability to increase premiums and associated benefit reductions sufficiently, and in a timely manner, on in force long term care insurance policies, and charge higher premiums on policies, in each case, as currently anticipated and as may be required from time to time in the future (including as a result of the company’s failure to obtain any necessary regulatory approvals or unwillingness or inability of policyholders to pay increased premiums and/or accept reduced benefits), including to offset any impact on the company’s long term care insurance margins; availability, affordability and adequacy of reinsurance to protect the company against losses; inability to realize anticipated benefits of the company’s rescissions, curtailments, loan modifications or other similar programs in its mortgage insurance businesses; premiums for the significant portion of the company’s mortgage insurance risk in force with high loan-to-value ratios may not be sufficient to compensate the company for the greater risks associated with those policies; decreases in the volume of high loan-to-value mortgage originations or increases in mortgage insurance cancellations; increases in the use of alternatives to private mortgage insurance and reductions in the level of coverage selected; potential liabilities in connection with the company’s U.S. contract underwriting services; and medical advances, such as genetic research and diagnostic imaging, and related legislation that impact policyholder behavior in ways adverse to the company;

•

other risks including: impairments of or valuation allowances against the company’s deferred tax assets; the possibility that in certain circumstances the company will be obligated to make payments to General Electric Company (GE) under the tax matters agreement with GE even if its corresponding tax savings are never realized and payments could be accelerated in the event of certain changes in control; and provisions of the company’s certificate of incorporation and bylaws and the tax matters agreement with GE may discourage takeover attempts and business combinations that stockholders might consider in their best interests; and

•	risks relating to the company’s common stock including: the continued suspension of payment of dividends; and stock price fluctuations.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

# # #

Contact Information:

Investors: investorinfo@genworth.com

Media:	Julie Westermann, 804 662.2423

                                    julie.westermann@genworth.com

Condensed Consolidated Statements of Income

(Amounts in millions, except per share amounts)

(Unaudited)

	Three months ended		Three months ended
	June 30,		March 31,
	2019	2018	2019
Revenues:
Premiums	$1,126	$1,136	$1,114
Net investment income	852	828	829
Net investment gains (losses)	(45)	(14)	74
Policy fees and other income	223	209	187

Total revenues	2,156	2,159	2,204

Benefits and expenses:
Benefits and other changes in policy reserves	1,270	1,205	1,301
Interest credited	146	152	147
Acquisition and operating expenses, net of deferrals	247	253	251
Amortization of deferred acquisition costs and intangibles	95	112	91
Interest expense	73	77	72

Total benefits and expenses	1,831	1,799	1,862

Income before income taxes	325	360	342
Provision for income taxes	107	111	112

Net income	218	249	230
Less: net income attributable to noncontrolling interests	50	59	56

Net income available to Genworth Financial, Inc.‘s common stockholders	$168	$190	$174

Net income available to Genworth Financial, Inc.‘s common stockholders per share:
Basic	$0.33	$0.38	$0.35

Diluted	$0.33	$0.38	$0.34

Weighted-average common shares outstanding:
Basic	503.4	500.6	501.2

Diluted	508.7	502.6	508.6

Reconciliation of Net Income to Adjusted Operating Income

(Amounts in millions, except per share amounts)

(Unaudited)

	Three months ended		Three months ended
	June 30,		March 31,
	2019	2018	2019
Net income	$218	$249	$230
Less: net income attributable to noncontrolling interests	50	59	56

Net income available to Genworth Financial, Inc.‘s common stockholders	168	190	174
Adjustments to net income available to Genworth Financial, Inc.‘s common stockholders:
Net investment (gains) losses, net[11]	43	12	(71)
(Gains) losses on early extinguishment of debt, net[12]	1	—	—
Expenses related to restructuring	—	—	4
Taxes on adjustments	(8)	(2)	14

Adjusted operating income	$204	$200	$121

Adjusted operating income (loss):
U.S. Mortgage Insurance segment	$147	$137	$124
Canada Mortgage Insurance segment	41	46	41
Australia Mortgage Insurance segment	13	22	14
U.S. Life Insurance segment:
Long Term Care Insurance	37	22	(20)
Life Insurance	10	4	(2)
Fixed Annuities	19	31	17

Total U.S. Life Insurance segment	66	57	(5)

Runoff segment	9	13	20
Corporate and Other	(72)	(75)	(73)

Adjusted operating income	$204	$200	$121

Net income available to Genworth Financial, Inc.‘s common stockholders per share:
Basic	$0.33	$0.38	$0.35

Diluted	$0.33	$0.38	$0.34

Adjusted operating income per share:
Basic	$0.40	$0.40	$0.24

Diluted	$0.40	$0.40	$0.24

Weighted-average common shares outstanding:
Basic	503.4	500.6	501.2

Diluted	508.7	502.6	508.6

[11]

For the three months ended June 30, 2019, June 30, 2018 and March 31, 2019, net investment (gains) losses were adjusted for DAC and other intangible amortization and certain benefit reserves of $(3) million, $(1) million and $(2) million, respectively, and adjusted for net investment gains (losses) attributable to noncontrolling interests of $1 million, $(1) million and $5 million, respectively.

[12]	For the three months ended June 30, 2019, (gains) losses on the early extinguishment of debt were adjusted for the portion attributable to noncontrolling interests of $1 million.

Condensed Consolidated Balance Sheets

(Amounts in millions)

	June 30,	December 31,
	2019	2018
	(Unaudited)
Assets
Cash, cash equivalents, restricted cash and invested assets	$77,612	$72,966
Deferred acquisition costs	2,105	3,263
Intangible assets and goodwill	244	347
Reinsurance recoverable	17,211	17,278
Deferred tax and other assets	947	1,210
Separate account assets	6,187	5,859

Total assets	$104,306	$100,923

Liabilities and equity
Liabilities:
Future policy benefits	$39,583	$37,940
Policyholder account balances	22,673	22,968
Liability for policy and contract claims	10,677	10,379
Unearned premiums	3,488	3,546
Deferred tax and other liabilities	1,751	1,706
Non-recourse funding obligations	311	311
Long-term borrowings	4,044	4,025
Separate account liabilities	6,187	5,859

Total liabilities	88,714	86,734

Equity:
Common stock	1	1
Additional paid-in capital	11,983	11,987

Accumulated other comprehensive income (loss):
Net unrealized investment gains (losses):
Net unrealized gains (losses) on securities not other-than-temporarily impaired	1,294	585
Net unrealized gains (losses) on other-than-temporarily impaired securities	11	10

Net unrealized investment gains (losses)	1,305	595
Derivatives qualifying as hedges	1,983	1,781
Foreign currency translation and other adjustments	(275)	(332)

Total accumulated other comprehensive income (loss)	3,013	2,044
Retained earnings	1,460	1,118
Treasury stock, at cost	(2,700)	(2,700)

Total Genworth Financial, Inc.‘s stockholders’ equity	13,757	12,450
Noncontrolling interests	1,835	1,739

Total equity	15,592	14,189

Total liabilities and equity	$104,306	$100,923

Impact of Foreign Exchange on Adjusted Operating Income and Flow New Insurance Written13

Three months ended June 30, 2019

	Percentages Including Foreign Exchange	Percentages Excluding Foreign Exchange[14]
Canada Mortgage Insurance (MI):
Adjusted operating income	(11)%	(7)%
Flow new insurance written	5%	11%
Flow new insurance written (2Q19 vs. 1Q19)	77%	77%

Australia MI:
Adjusted operating income	(41)%	(36)%
Flow new insurance written	—%	8%
Flow new insurance written (2Q19 vs. 1Q19)	9%	12%

[13]	All percentages are comparing the second quarter of 2019 to the second quarter of 2018 unless otherwise stated.
[14]	The impact of foreign exchange was calculated using the comparable prior period exchange rates.

Reconciliation of Reported Yield to Core Yield

	Three months ended
	June 30, 2019	March 31, 2019
(Assets - amounts in billions)
Reported Total Invested Assets and Cash	$77.0	$74.4
Subtract:
Securities lending	0.1	0.1
Unrealized gains (losses)	5.9	3.8

Adjusted End of Period Invested Assets and Cash	$71.0	$70.5

Average Invested Assets and Cash Used in Reported Yield Calculation	$70.8	$70.4
Subtract:
Restricted commercial mortgage loans related to a securitization entity[15]	—	0.1

Average Invested Assets and Cash Used in Core Yield Calculation	$70.8	$70.3

(Income - amounts in millions)
Reported Net Investment Income	$852	$829
Subtract:
Bond calls and commercial mortgage loan prepayments	7	6
Other non-core items[16]	7	2
Restricted commercial mortgage loans related to a securitization entity[15]	—	—

Core Net Investment Income	$838	$821

Reported Yield	4.82%	4.71%

Core Yield	4.74%	4.67%

[15]	Represents the incremental assets and investment income related to restricted commercial mortgage loans.
[16]	Includes cost basis adjustments on structured securities and various other immaterial items.